Exhibit 99.1

FOR IMMEDIATE RELEASE

JUNE 29, 2015

ART’S WAY MANUFACTURING ANNOUNCES

SECOND QUARTER 2015 REVENUE AND EARNINGS

Conference Call Scheduled For Tuesday, June 30th, 2015 at 10:00 AM CT

ARMSTRONG, IOWA, June 29, 2015 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research, water treatment and steel cutting needs, announces its financial results for the three and six months ended May 31, 2015.

In conjunction with the release, the Company has scheduled a conference call for Tuesday, June 30, 2015 at 10:00 AM CT. Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, J. Ward McConnell, Jr., Vice Chairman of the Board of Directors of Art’s Way Manufacturing, and Carrie Majeski, President and Chief Executive Officer of Art’s Way Manufacturing will be leading the call to discuss the second quarter of 2015 financial results and will also provide an outlook for the balance of 2015.

What: Art’s Way Manufacturing Second Quarter and Year to Date 2015 Financial Results.

When: Tuesday, June 30, 2015 10:00 AM CT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

Financial Highlights for the Three and Six Months Ended May 31, 2015

●	Gross margin improved to 28.3% in the second quarter of 2015 from 24.6% in the same period in 2014.

●	Earnings per share for the first six months of 2015 increased $0.10 over the same period in 2014.

	For the Three Months Ended (Consolidated)
	May 31, 2015	May 31, 2014	Change
Sales	$7,804,000	$9,469,000	-17.6%
Operating Income	$414,000	$444,000	-6.8%
Net Income	$232,000	$253,000	-8.3%
EPS (Basic)	$0.06	$0.06	0.0%
EPS (Diluted)	$0.06	$0.06	0.0%
Weighted Average Shares Outstanding:
Basic	4,060,775	4,047,487
Diluted	4,062,294	4,053,747

	For the Six Months Ended (Consolidated)
	May 31, 2015	May 31, 2014	Change
Sales	$15,093,000	$15,706,000	-3.9%
Operating Income	$743,000	$149,000	398.7%
Net Income (Loss)	$400,000	$(5,000)
EPS (Basic)	$0.10	$0.00
EPS (Diluted)	$0.10	$0.00
Weighted Average Shares Outstanding:
Basic	4,055,698	4,047,025
Diluted	4,057,073	4,047,025

Sales: Consolidated corporate sales for the three- and six-month periods ended May 31, 2015 were $7,804,000 and $15,093,000, respectively, compared to $9,469,000 and $15,706,000 during the same respective periods in 2014, a $1,665,000, or 17.6%, decrease for the quarter and a $613,000 or 3.9% decrease year-to-date. The decreases in revenue are primarily due to decreased sales of our Universal Harvester line of reels and at our tools segment. Consolidated gross margin for the three- and six-month periods ended May 31, 2015 was 28.3% and 28.2%, respectively, compared to 24.6% and 23.4% for the same respective periods in fiscal 2014.

Income: Consolidated net income was $232,000 for the three-month period ended May 31, 2015, compared to $253,000 for the same period in 2014. This decrease is due to the decreased revenue levels in the second quarter of fiscal 2015. Consolidated net income for the six-month period ended May 31, 2015 was $400,000 compared to a net loss of $5,000 in the same period of 2014. This increase in income is due to a $622,000 increase in operating income in our agricultural products segment in the first six months of 2015 compared to 2014, but was offset by operating losses at our tools and modular buildings segments.

Earnings per Share: Earnings per basic and diluted share for the second quarter ended May 31, 2015 were $0.06, unchanged from the second quarter of 2014. Earnings per basic and diluted share for the six months ended May 31, 2015 were $0.10, compared to $0.00 from the same period in 2014.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell commented, "We are pleased to report another healthy and profitable quarter to our shareholders.  With several of our business units experiencing challenging market conditions, we have focused on managing our way through the down-cycle profitably.  While expense control is a key part of this effort we continue to make decisions and investments for the long term to enhance our position as the cycle progresses.  We are not in a position to predict with any accuracy how the quarters ahead will play out but will continue being proactive and aggressive on all fronts to continue our profitable performance."

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Majeski, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding the impact of our management initiatives, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; unexpected changes to performance by our operating segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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